UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation.

Item 1: On April 17, 2017, Elliott issued the following press release, which was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Management Responds to Klaus Kleinfeld’s Resignation

Pattern of Failed Board Oversight Demonstrates That Meaningful Board-Level Change is Mandatory at Arconic

NEW YORK (April 17, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a statement in response to the immediate resignation of Klaus Kleinfeld as Chairman and Chief Executive Officer of Arconic Inc. and expressing its concerns over the judgment of the current Board of Arconic:

The long-overdue departure of Klaus Kleinfeld is a necessary first step on the path to a new, stronger Arconic for shareholders and employees. We are committed to ensuring that Arconic achieves its full long-term potential. Unfortunately, the Arconic Board appears determined to remain an obstacle to that worthy goal. The Board continues to insist that shareholders trust its judgment and defer to its wisdom in shaping the future of Arconic. But at this critical juncture, Arconic shareholders simply cannot afford to trust this Board’s judgment in shaping the future of our Company.

In its statement today, Arconic noted that Dr. Kleinfeld’s departure came as a result of a letter sent to an Elliott executive that showed ‘poor judgment.’ To be clear, the letter read as a threat to intimidate or extort a senior officer of Elliott Management based on completely false insinuations, a threat that we took seriously and about which we immediately and privately informed the Board. This is highly inappropriate behavior by anyone and certainly by the CEO of a regulated, publicly traded company, in the midst of a proxy contest.

This letter cannot be viewed in isolation. It is simply the latest debacle in a pattern of conduct in which the Board has repeatedly excused, endorsed, and participated in Dr. Kleinfeld’s poor leadership and attempts to entrench himself and his allies on the Board. When such conduct manifests itself in a pattern as it has here, it is not a CEO problem. It is a Board problem.

The Board now has the temerity to demand deference to its judgment in an attempt to further entrench the legacy directors, first and foremost Patricia Russo, whom the Board has appointed interim chair. But far from showing that the Board has learned from its profoundly mistaken support for Dr. Kleinfeld for so long, the Board’s role in his departure now continues a troubling pattern of embracing change belatedly and reluctantly only at the point at which it becomes inevitable, and for the apparent principal purpose of promoting the Board’s own entrenchment. The Company’s release today states:

‘Importantly, this decision was not made in response to the proxy fight or Elliott Management’s criticisms of the Company’s strategy, leadership or performance … The Board continues to believe that under Mr. Kleinfeld’s leadership, the Company successfully executed a transformative vision and improved business performance amid a complex market environment, and the Board reaffirms the strategy developed under Mr. Kleinfeld’s leadership.’ (Emphasis added)

This statement – essentially a full-throated “in memoriam” defense of Dr. Kleinfeld’s strategy and leadership – amounts to a damning indictment of the Board’s judgment and demonstrates that, remarkably, the Board appears to have learned nothing from this contest. This statement alone should be enough to prove that Arconic’s Board simply lacks the judgment to steward Arconic.

For the past nine years, this Board, in particular its legacy directors, have aided and abetted Klaus Kleinfeld in destroying enormous shareholder value. They deceptively frustrated shareholder attempts to de-stagger the Board, and they stubbornly refused to change the Company’s outmoded corporate governance regime. They allowed Dr. Kleinfeld to trade Company assets for votes (the Secret August Voting Lock-Up), and they enabled the creation of a potential $500 million liability purely to entrench themselves (the Hidden April Poison Put). Now the Board says it simply wants to continue Dr. Kleinfeld’s strategy.

More recently, for the past two months, the Board has hammered a consistent refrain: You can trust us, we trust Klaus, and there is nothing (short of threatening a dissenting shareholder, apparently) we won’t excuse to protect him. How the Board can ask anyone to trust them now is simply beyond our power to conceive.

Since January 31, 2017, this Board has consistently supported the now-disgraced Dr. Kleinfeld in a series of public statements in which it vouched for not just his ‘leadership skills’ but also his ‘personality:’

‘All of the directors’ experience and access to substantial non-public information have given them an in-depth, nuanced understanding of Arconic as well as Mr. Kleinfeld’s leadership skills, ability, dedication and personality.’ – March 2, 2017 Letter to Shareholders (Emphasis added)

The statements in which the Board came out in full support of Klaus Kleinfeld, from public letters and press releases, are listed in an appendix below.

Clearly, this Board is a poor judge of character and doesn’t even appear to understand how profoundly it has failed Arconic’s shareholders and employees. The Company’s attempt at the end of its press release to say that Elliott has achieved its objective of a new CEO and therefore should stand down rather than ‘burden’ the Company with a continued contest is a ridiculous attempt to try to take its own failings and use them to tarnish Elliott’s efforts.

We intend to pursue our campaign for fundamental Board-level change as vigorously as ever, and we encourage all Arconic shareholders to vote the BLUE card for new leadership.

Appendix

January 31, 2017 statement

•	“The Arconic Board of Directors is unanimous in its support of Mr. Kleinfeld as Chairman and Chief Executive Officer of the Company.”
•	“Klaus and the management team are 100% focused on continuing to improve operating results, expand margins, improve return on net assets and deliver sustained shareholder value,” said Pat Russo, Arconic’s lead director. “The Board supports Klaus and the management team as they execute on our stated strategy.”

February 6, 2017 letter to shareholders

•	“As the independent directors of Arconic, we are writing to express our confidence in Arconic’s strategic direction, executive leadership and prospects and to affirm our commitment to providing strong oversight on your behalf.”
•	“We are confident that we have the right strategy and the right team, and that the company is in the best position it has enjoyed since the financial crisis.”
•	“After leading the turnaround of Alcoa Inc., working with the Board to create two strong value engines, launch them as independent companies, and deliver significant shareholder value as a result, Mr. Kleinfeld and his leadership team bring the experience and execution that Arconic needs.”
•	“We are proud of the Company, its many accomplishments and the opportunities before us, and we unanimously support Klaus Kleinfeld in his role as Chairman and Chief Executive Officer and his management team.”

March 2, 2017 letter to shareholders

•	“the business judgment of its 12 independent directors – who have unanimously concluded that the best interests of Arconic and all Arconic shareholders are served by the continued leadership of Mr. Kleinfeld”
•	“All of the directors’ experience and access to substantial non-public information have given them an in-depth, nuanced understanding of Arconic as well as Mr. Kleinfeld’s leadership skills, ability, dedication and personality.”
•	“We remain convinced that Arconic has the right strategy and that Klaus Kleinfeld is the CEO who will make it successful.”
•	“Indeed, Elliott seriously underestimates the vision, discipline and operational excellence that Mr. Kleinfeld brings to Arconic as CEO.”
•	“Mr. Kleinfeld demonstrated adroit leadership skills, strategic command and the ability to execute on a complex series of transactions and initiatives.”

•	“We believe this proxy fight boils down to a simple question: Do you trust the judgment of Elliott, a hedge fund without the benefit of full information and with no fiduciary duty to you or to any other Arconic shareholder, or do you trust 12 experienced business executives who have thoroughly reviewed Elliott’s assertions and unanimously support the continued leadership of Mr. Kleinfeld.”

March 24, 2017 letter to shareholders

•	“The success of the separation and the value it has created for shareholders show that Mr. Kleinfeld both understands what it takes to create value and has the execution capabilities to get the job done.”
•	“Arconic’s management team's execution record has earned the confidence of the Board. We are convinced that we have the right strategy and the right team to deliver shareholder value both today and over the long term.”

March 27, 2017 press release of investor presentation

•	“The Board is unanimous in supporting Arconic’s strategy and leadership and will hold management accountable for performance.”

March 27, 2017 investor presentation

•	Page 13: “The Board unanimously concludes that Arconic has the right…
o	Leadership team focused on execution and building long-term partnerships with customers

... and will hold management accountable”

•	Page 16: “Board is unanimously supportive of Arconic’s current strategy and CEO”

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

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Item 2: On April 17, 2017, the following materials were posted by Elliott to www.NewArconic.com: